EXHIBIT 99.1
FOR IMMEDIATE RELEASE
HEALTH FITNESS ANNOUNCES NON-CASH ADJUSTMENT AND RESTATEMENT OF 2006 EQUITY INVESTMENT TRANSACTION RESULTING IN DELAY FOR FILING THIRD QUARTER FORM 10-Q
Minneapolis, MN (November 15, 2007) — Health Fitness Corporation today announced that its Audit Committee has determined, after consultation with Management and the Company’s external auditors, that a deemed dividend of $1,576,454 to preferred shareholders should have been reflected in the Company’s financial statements by recording a reduction to net earnings applicable to common shareholders in the consolidated statement of operations for the quarter ended March 31, 2006, with a corresponding increase being recorded to additional paid in capital in the consolidated balance sheet as of March 31, 2006. This deemed dividend is a one-time non-cash adjustment arising from the automatic conversion of the Company’s Series B Preferred stock to common stock on March 10, 2006. This restatement will result in no change to total net earnings or to total stockholders’ equity and will not affect the Company’s statements of operations for the three and nine months ended September 30, 2007 as previously reported.
Accordingly, the Company’s financial statements contained in Form 10-K for the year ended December 31, 2006, and in all filings, reports and press releases relating thereto, and in the Company’s earnings release on November 5, 2007, and in all filings and reports relating thereto, should no longer be relied upon and will be restated to properly reflect the foregoing deemed dividend.
The Company also announced that it is delaying the filing of its Form 10-Q for the 3rd Quarter of 2007 in order to complete this restatement process. The determination to restate these financial statements results from comments the Company received in a letter from the Securities and Exchange Commission (the “SEC”) following the SEC’s routine review of the Company’s Form 10-K for the year ended December 31, 2006. The Company is in the process of resolving other comments that were addressed in the SEC’s letter.
The Audit Committee has determined that, despite this restatement, the Company’s internal controls over accounting and financial reporting are effective and that the restatement does not relate to any misconduct on the part of management.

About the Company
Health Fitness Corporation is a leading provider of integrated employee health solutions to Fortune 500 companies, the health care industry and individual consumers. Serving clients for more than 30 years, Health Fitness Corporation partners with employers to effectively manage their health care and productivity costs by improving individual health and well-being. Health Fitness Corporation serves more than 300 clients globally via on-site management and remotely via Web and telephonic services. Health Fitness Corporation provides a complete portfolio of health and fitness management solutions including a proprietary health risk assessment platform, screenings, EMPOWERED™ Health Coaching and delivery of health improvement programs. Health Fitness Corporation employs more than 3,000 health and fitness professionals in national and international locations who are committed to the company’s mission of “improving the health and well-being of the people we serve.” For more information on Health Fitness Corporation, visit www.hfit.com.

CONTACTS:
Wes Winnekins, CFO	John Mills
Health Fitness Corporation	Integrated Corporate Relations
(952) 897-5275	(310) 954-1105